SCHEDULE 14C
(RULE 14C-101)
INFORMATION REQUIRED IN INFORMATION STATEMENT
SCHEDULE 14C INFORMATION
INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF THE SECURITIES
EXCHANGE ACT OF 1934

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BNY Mellon Strategic Funds, Inc.

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BNY MELLON SELECT MANAGERS SMALL CAP VALUE FUND

c/o BNY Mellon Investment Adviser, Inc.

240 Greenwich Street

New York, New York 10286

Dear Shareholder:

The enclosed document is for informational purposes only. You are not being asked to vote or take action on any matter. The enclosed document relates to the appointment of an additional sub-adviser for BNY Mellon Select Managers Small Cap Value Fund (the "Fund"), a series of BNY Mellon Strategic Funds, Inc. (the "Company"). The Fund uses a "multi-manager" approach by selecting one or more sub-advisers to manage the Fund's assets. The Fund's investment adviser is BNY Mellon Investment Adviser, Inc. ("BNYM Investment Adviser").

Specifically, the Board of Directors of the Company (the "Board") approved the appointment of Denali Advisors, LLC ("Denali") as a new sub-adviser to manage a portion of the Fund's assets. In conjunction with such appointment, the Board approved a new sub-investment advisory agreement, on behalf of the Fund, between BNYM Investment Adviser and Denali (the "New Sub-Advisory Agreement"). As was previously communicated to you in a supplement to the Fund's Prospectus, dated November 2, 2022, Denali began managing its allocated portion of the Fund's investment portfolio on November 15, 2022.

The Fund's assets currently are allocated among five sub-advisers – Channing Capital Management, LLC ("Channing"), Denali, Eastern Shore Capital Management ("Eastern Shore"), Heartland Advisors, Inc. ("Heartland") and Neuberger Berman Investment Advisers LLC ("Neuberger Berman"). Walthausen & Co., LLC was terminated as a sub-adviser to the Fund, effective November 15, 2022. The target percentage of the Fund's assets to be allocated over time to the sub-advisers is approximately 26% to Channing, 20% to Denali, 15% to Eastern Shore, 19% to Heartland and 20% to Neuberger Berman.

Further information about Denali and the approval of the New Sub-Advisory Agreement is contained in the enclosed document, which you should review carefully. If you have any questions or need additional information, please call 1-800-373-9387.

Sincerely, /s/ Sarah Kelleher
Sarah Kelleher Assistant Secretary BNY Mellon Strategic Funds, Inc.

January 25, 2023

BNY Mellon select managers small cap VALUE fund

c/o BNY Mellon Investment Adviser, Inc.

240 Greenwich Street

New York, New York 10286

Information Statement

This Information Statement is being furnished by the Board of Directors (the "Board") of BNY Mellon Strategic Funds, Inc. (the "Company"), on behalf of BNY Mellon Select Managers Small Cap Value Fund (the "Fund"), a series of the Company, to provide certain information to shareholders of the Fund about the appointment of Denali Advisors, LLC ("Denali"), as an additional sub-adviser for the Fund.

In connection with the appointment of Denali, the Board approved a new sub-investment advisory agreement (the "New Sub-Advisory Agreement"), on behalf of the Fund, between BNY Mellon Investment Adviser, Inc. ("BNYM Investment Adviser"), the Fund's investment adviser, and Denali. The appointment of Denali and the New Sub-Advisory Agreement were approved by the Board upon the recommendation of BNYM Investment Adviser, without shareholder approval, as is permitted by the exemptive order of the U.S. Securities and Exchange Commission (the "SEC") issued to the Company and BNYM Investment Adviser (the "Exemptive Order").

This Information Statement is being mailed on or about January 25, 2023 to shareholders of record of the Fund as of January 17, 2023. Please note that only one Information Statement may be delivered to two or more shareholders of the Fund who share an address, unless such shareholders have given instructions to the contrary. To request a separate copy of the Information Statement, shareholders should contact the Fund at the address or phone number listed below for the Fund.

The principal executive office of the Fund is located at 240 Greenwich Street, New York, New York 10286. A copy of the Fund's most recent Annual Report is available upon request, without charge, by writing to the Company at 144 Glenn Curtiss Boulevard, Uniondale, New York 11556-0144, visiting www.im.bnymellon.com/us or calling toll-free 1-800-373-9387.

Important Notice Regarding Internet Availability: THIS INFORMATION STATEMENT IS AVAILABLE AT https://im.bnymellon.com/us/en/individual/resources/proxy-materials.html

We are not asking you for a proxy and WE are requestING THAT YOU DO not send us a proxy.

INTRODUCTION

The Fund uses a "multi-manager" approach by selecting one or more sub-advisers to manage the Fund's assets. Section 15(a) of the Investment Company Act of 1940, as amended (the "1940 Act"), generally requires the shareholders of a mutual fund to approve an agreement pursuant to which a person serves as the investment adviser or sub-adviser for the mutual fund. The Company, on behalf of the Fund, and BNYM Investment Adviser have obtained the Exemptive Order from the SEC, which permits the Fund and BNYM Investment Adviser, subject to certain conditions and approval by the Board, to hire, terminate or replace sub-advisers and to modify material terms and conditions of sub-investment advisory arrangements with such sub-advisers without shareholder approval. BNYM Investment Adviser has ultimate responsibility (subject to oversight by the Board) to supervise the sub-advisers and recommend the hiring, termination, and replacement of the sub-advisers to the Board. The Exemptive Order also relieves the Fund from disclosing the sub-investment advisory fees paid by BNYM Investment Adviser to unaffiliated sub-advisers in documents filed with the SEC and provided to shareholders.

The Fund and BNYM Investment Adviser have agreed to comply with certain conditions when acting in reliance on the relief granted in the Exemptive Order. These conditions require, among other things, that Fund shareholders be notified of the retention of a sub-adviser and be provided with information about the sub-adviser within 90 days of the effective date of the sub-adviser's retention. Shareholders were notified of the retention of Denali in a supplement to the Fund's Prospectus, dated November 2, 2022. This Information Statement provides additional details regarding Denali and the New Sub-Advisory Agreement.

INVESTMENT ADVISER

The investment adviser for the Fund is BNY Mellon Investment Adviser, Inc., 240 Greenwich Street, New York, New York 10286. BNYM Investment Adviser manages approximately $309 billion in 112 mutual fund portfolios. For the past fiscal year, the Fund paid BNYM Investment Adviser a management fee at the annual rate of 0.90% of the value of the Fund's average daily net assets. BNYM Investment Adviser is the primary mutual fund business of The Bank of New York Mellon Corporation ("BNY Mellon"), a global investments company dedicated to helping its clients manage and service their financial assets throughout the investment lifecycle. Whether providing financial services for institutions, corporations or individual investors, BNY Mellon delivers informed investment management and investment services in 35 countries. BNY Mellon is a leading investment management and investment services company, uniquely focused to help clients manage and move their financial assets in the rapidly changing global marketplace. BNY Mellon has $42.2 trillion in assets under custody and administration and $1.8 trillion in assets under management. BNY Mellon is the corporate brand of The Bank of New York Mellon Corporation. BNY Mellon Investment Management is one of the world's leading investment management organizations, and one of the top U.S. wealth managers, encompassing BNY Mellon's affiliated investment management firms, wealth management services and global distribution companies. Additional information is available at www.bnymellon.com.

BNYM Investment Adviser provides management services to the Fund pursuant to the management agreement (the "Management Agreement") between the Company, on behalf of the Fund, and BNYM Investment Adviser, dated August 24, 1994, as amended June 3, 2019. Pursuant to the Management Agreement, BNYM Investment Adviser provides investment management of the Fund's portfolio in accordance with the Fund's investment objective and policies as stated in the Fund's Prospectus and Statement of Additional Information as from time to time in effect. In connection therewith, BNYM Investment Adviser obtains and provides investment research and supervises the Fund's continuous program of investment, evaluation and, if appropriate, sale and reinvestment of the Fund's assets. BNYM Investment Adviser furnishes to the Fund such statistical information, with respect to the investments which the Fund may hold or contemplate purchasing, as the Fund may reasonably request. The Management Agreement permits BNYM Investment Adviser to enter into sub-investment advisory agreements with one or more sub-advisers. The Management Agreement is subject to annual approval by (i) the Board or (ii) vote of a majority of the Fund's outstanding voting securities (as defined in the 1940 Act), provided that in either event the continuance also is approved by a majority of the Board members who are not "interested persons" (as that term is defined in the 1940 Act) of the Fund or BNYM Investment Adviser (the "Independent Directors"), by vote cast in person at a meeting called for the purpose of voting on such approval. The Management Agreement is terminable without penalty, on 60 days' notice, by the Board or by vote of the holders of a majority of the Fund's outstanding voting securities, or, upon not less than 90 days' notice, by BNYM Investment Adviser. The Management Agreement will terminate automatically in the event of its assignment (as defined in the 1940 Act). The Management Agreement provides that BNYM Investment Adviser shall exercise its best judgment in rendering services to the Fund and that BNYM Investment Adviser will not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund, except by reason of willful misfeasance, bad faith or gross negligence in the performance of BNYM Investment Adviser's duties, or by reason of BNYM Investment Adviser's reckless disregard of its obligations and duties, under the Management Agreement. The Management Agreement was last approved by the Board, with respect to the Fund, at a meeting held on October 31-November 1, 2022, and by the Fund's initial shareholder on December 11, 2008. A discussion regarding the basis for the Board approving the Management Agreement is available in the Fund's annual report for the fiscal year ended November 30, 2022.

BNYM Investment Adviser has overall supervisory responsibility for the general management and investment of the Fund's portfolio, and, subject to review and approval by the Board: (i) sets the Fund's overall investment strategies; (ii) evaluates, selects, and recommends sub-advisers to manage all or a portion of the Fund's assets; (iii) allocates and reallocates, when appropriate, the Fund's assets among sub-advisers; (iv) monitors and evaluates the performance of the Fund's sub-advisers, including the sub-advisers' compliance with the investment objective, policies, and restrictions of the Fund; (v) implements procedures to ensure that the sub-advisers comply with the Fund's investment objective, policies, and restrictions; and (vi) advises and recommends whether a sub-adviser to the Fund should be terminated.

BNYM Investment Adviser serves as the Fund's portfolio allocation manager and is responsible for evaluating and recommending sub-advisers for the Fund and determining the portion of the Fund's assets to be managed by each sub-adviser. BNYM Investment Adviser seeks sub-advisers that complement each other's specific style of investing, consistent with the Fund's investment goal. BNYM Investment Adviser also is responsible for monitoring and evaluating the performance of the sub-advisers for the Fund. Elena Goncharova is primarily responsible for the evaluation, recommendation, and monitoring of sub-advisers for the Fund. Ms. Goncharova is a portfolio manager and investment strategist for BNY Mellon Wealth Management's

Investment Strategy and Solutions Group, a registered investment adviser. Ms. Goncharova has been employed by BNY Mellon since 2012. Ms. Goncharova also is an employee of BNYM Investment Adviser, since 2018, and performs her responsibilities for the Fund in her capacity as an employee of BNYM Investment Adviser.

The Fund has agreed to pay BNYM Investment Adviser a management fee at an annual rate of 0.90% of the value of the Fund's average daily net assets. BNYM Investment Adviser has contractually agreed, until March 31, 2023, to waive receipt of its fees and/or assume the direct expenses of the Fund so that the direct expenses of none of the Fund's classes (excluding Rule 12b-1 fees, shareholder services fees, taxes, interest, brokerage commissions, commitment fees on borrowings and extraordinary expenses) exceed 1.05%. For the Fund's fiscal years ended November 30, 2020, 2021 and 2022, $4,146,161, $5,526,592 and $4,203,931, respectively, was payable by the Fund to BNYM Investment Adviser pursuant to the Management Agreement.

NEW sub-adviser

Overview

Consistent with the terms of the Exemptive Order, the Board, including a majority of the Independent Directors, at an in-person Board meeting held October 31-November 1, 2022 (the "Meeting"), approved (i) the appointment of Denali to serve as a sub-adviser for the Fund, managing an allocated portion of the Fund's investment portfolio, and (ii) the New Sub-Advisory Agreement between BNYM Investment Adviser and Denali with respect to the Fund.

Denali

Denali, located at 5075 Shoreham Place, Suite #120, San Diego, CA 92122, is a Native American-owned asset management firm founded by Robert Snigaroff and Michael Munson in 2001 and registered in the United States with the SEC as an investment adviser. As of August 31, 2022, Denali had approximately $360 million in assets under management.

Denali uses proprietary models that apply fundamental and technical factors that it believes are often important in driving returns to forecast the relative returns and assign rankings to a universe of small cap securities. Using a proprietary mathematical optimization process, Denali builds an optimal portfolio from the highest ranked stocks that it believes may offer the best balance between the largest expected return and smallest tracking error to the stocks in the Russell 2000® Value Index. Denali then applies a fundamental overlay to trim positions from the optimal portfolio and constructs a diversified portfolio of stocks that it believes is likely to deliver long-term risk-adjusted performance that outperforms the Russell 2000® Value Index while maintaining similar sector, industry and security characteristics.

The portfolio management team also performs a fundamental risk management process focused on reducing exposure to stocks that may have special risk situations. Denali's research has led it to conclude that along with earnings, liquidity is a basic driver of a stock's value and returns (not just of trading costs), and the foundation of the forecasting process is emphasizing stocks with high earnings power and low liquidity that is likely to increase, thereby driving up value. Denali also considers the valuation of each stock relative to its future earnings expectations and the trends in analyst earnings estimates in its forecasting process, and tactically adjusts its forecast to favor exposure to systematic factors that have recently produced the most favorable returns and reduce exposure to factors with unfavorable recent performance.

Rachel Tyndall, CFA and Michael Munson, CFA are jointly and primarily responsible for the day-to-day management of the portion of the fund's portfolio that is managed by Denali. Ms. Tyndall is a portfolio manager and trader at Denali, which she joined in 2016. Mr. Munson is co-founder of Denali and is a Senior Vice President, portfolio manager and trader at Denali.

Denali does not currently serve as investment adviser or sub-adviser to any investment companies having similar investment objectives and policies as the Fund.

Denali was approved by the Board to serve as an additional sub-adviser for the Fund at the Meeting. Denali is not affiliated with BNYM Investment Adviser, and Denali discharges its responsibilities subject to the oversight and supervision of BNYM Investment Adviser. Under the New Sub-Advisory Agreement, BNYM Investment Adviser, and not the Fund, compensates Denali out of the fee BNYM Investment Adviser receives from the Fund. There will be no increase in the advisory fees paid by the Fund to BNYM Investment Adviser as a consequence of the addition of Denali or the implementation of the New Sub-Advisory Agreement. The fees paid by BNYM Investment Adviser to Denali depend upon the fee rates negotiated by BNYM Investment Adviser and on the percentage of the Fund's assets allocated to Denali. In accordance with procedures adopted by the Board, Denali may effect Fund portfolio transactions through an affiliated broker-dealer and the affiliated broker-dealer may receive brokerage commissions in connection therewith as permitted by applicable law.

The following is a list of persons and entities (to the extent known by the Fund) who are deemed to control Denali by virtue of ownership of stock or other interests of Denali or their position with Denali: Robert Snigaroff, Michael Munson, John Cuthbertson, Anne Erickson and Nile Capital Group.

The New Sub-Advisory Agreement

The New Sub-Advisory Agreement was approved by the Board at the Meeting, which was called, among other reasons, for the purpose of approving the New Sub-Advisory Agreement. The New Sub-Advisory Agreement will continue until November 30, 2023, and thereafter is subject to annual approval by the Board, including a majority of the Independent Directors.

The terms of the New Sub-Advisory Agreement are substantially similar to those of the sub-investment advisory agreements between BNYM Investment Adviser and each of Channing Capital Management, LLC ("Channing"), Eastern Shore Capital Management ("Eastern Shore"), Heartland Advisors, Inc. ("Heartland") and Neuberger Berman Investment Advisers LLC ("Neuberger Berman"), the Fund's four other sub-advisers.

The New Sub-Advisory Agreement provides that, subject to BNYM Investment Adviser's supervision and approval, Denali provide investment management of the portion of the Fund's assets allocated to it. Denali, among other duties, will obtain and provide investment research and supervise the Fund's investments with respect to the portion of the Fund's assets allocated to it and will conduct a continuous program of investment, evaluation and, if appropriate, sale and reinvestment of the Fund's assets allocated to it, including the placing of portfolio transactions for execution with brokers. Denali also will perform certain other administrative and compliance-related functions in connection with the management of its allocated portion of the Fund's assets. The New Sub-Advisory Agreement provides that Denali shall exercise its best judgment in rendering services to the Fund and that Denali will not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund or BNYM Investment Adviser, except by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of Denali's reckless disregard of its obligations and duties, under the New Sub-Advisory Agreement.

The New Sub-Advisory Agreement further provides that Denali be compensated based on the average daily net assets of the Fund allocated to Denali. Denali is compensated from the management fee that BNYM Investment Adviser receives from the Fund. Denali generally will bear the expenses it incurs in connection with its activities under the New Sub-Advisory Agreement. All other expenses to be incurred in the operation of the Fund (other than those borne by BNYM Investment Adviser) are borne by the Fund.

The New Sub-Advisory Agreement may be terminated at any time, without the payment of any penalty, by: (i) BNYM Investment Adviser on not more than 60 days' notice to Denali; (ii) the Board or by vote of the holders of a majority of the Fund's outstanding voting securities on not more than 60 days' notice to Denali; or (iii) Denali on not less than 90 days' notice to the Company and BNYM Investment Adviser. The New Sub-Advisory Agreement provides that it will terminate automatically in the event of its assignment. In addition, the New Sub-Advisory Agreement provides that it will terminate if the Management Agreement terminates for any reason.

Considerations of the Board

At the Meeting, BNYM Investment Adviser recommended the appointment of Denali to serve as a new sub-adviser for the Fund. The recommendation of Denali was based on, among other information, BNYM Investment Adviser's review and due diligence report relating to Denali and its investment advisory services. In the opinion of BNYM Investment Adviser, the proposed allocation to Denali of a portion of the Fund's assets would allow Denali to effectively complement the Fund's four other sub-advisers, Channing, Eastern Shore, Heartland and Neuberger Berman, and increase portfolio diversification, consistent with the Fund's "value" investment style, as well as help avoid any potential capacity constraints that may arise for the Fund. At the Meeting, BNYM Investment Adviser also recommended terminating Walthausen & Co., LLC ("Walthausen") as a sub-adviser to the Fund, effective November 15, 2022, and re-allocating the Fund's assets allocated to Walthausen to Denali.

At the Meeting, the Board, including a majority of the Independent Directors, considered and approved the New Sub-Advisory Agreement. In determining whether to approve the New Sub-Advisory Agreement, the Board considered the materials prepared by BNYM Investment Adviser and other information received in advance of the Meeting, which included: (i) a copy of a form of the New Sub-Advisory Agreement between BNYM Investment Adviser and Denali; (ii) information regarding the process by which BNYM Investment Adviser selected and recommended Denali for Board approval; (iii) information regarding the nature, extent and quality of the services Denali would provide to the Fund; (iv) information regarding Denali's reputation, investment management business, personnel, and operations; (v) information regarding Denali's brokerage and trading policies and practices; (vi) information regarding the level of sub-investment advisory fees to be charged by Denali; (vii) fee information for other investment products managed by Denali with investment mandates similar to the Fund's investment mandate; (viii) information regarding Denali's historical performance returns managing investment mandates similar to the Fund's investment mandate, with such performance compared to relevant unmanaged indices; (ix) information regarding Denali's compliance program; and (x) Denali's Form ADV. The Board also considered the substance of discussions with representatives of BNYM Investment Adviser at the Meeting. Additionally, the Board reviewed materials supplied by counsel that were prepared for use by the Board in fulfilling its duties under the 1940 Act.

Nature, Extent and Quality of Services to be Provided by Denali. In examining the nature, extent and quality of the services to be provided by Denali to the Fund, the Board considered: (i) organization, history, reputation, and qualification, as well as the qualifications and background of its investment personnel; (ii) expertise in providing portfolio management services to other similar investment portfolios and the performance history of those portfolios; (iii) the proposed investment strategy for the portion of the Fund's assets to be allocated to Denali; (iv) long- and short-term performance relative to unmanaged indices; and (v) Denali's compliance program. The Board specifically took into account Denali's investment process and research resources and capabilities, evaluating how Denali would complement the Fund's existing sub-advisers. The Board also discussed the acceptability of the terms of the New Sub-Advisory Agreement, noting the substantial similarity to the terms of the Fund's other sub-investment advisory agreements. The Board also considered the review process undertaken by BNYM Investment Adviser, and BNYM Investment Adviser's favorable assessment of the nature and quality of the sub-investment advisory services expected to be provided to the Fund by Denali. The Board concluded that the Fund would benefit from the quality and experience of Denali's investment professionals. Based on its consideration and review of the foregoing information, the Board concluded that the nature, extent and quality of the sub-investment advisory services to be provided by Denali were adequate and appropriate in light of Denali's experience in managing small cap value equity assets, Denali's portfolio management and research resources to be applied in managing a portion of the Fund's portfolio, and BNYM Investment Adviser's recommendation to engage Denali, and supported a decision to approve the New Sub-Advisory Agreement.

Investment Performance of Denali. Because Denali is a newly appointed sub-adviser for the Fund, the Board could not consider its investment performance in managing its allocated portion of the Fund's portfolio as a factor in evaluating the New Sub-Advisory Agreement at the Meeting. However, the Board did review Denali's historical performance record in managing other portfolios that were comparable to the Fund with respect to its investment mandate. The Board also discussed with representatives of BNYM Investment Adviser the investment strategy to be employed by Denali in the management of its allocated portion of the Fund's assets. The Board noted Denali's reputation and experience with respect to small cap value equity investing, the portfolio manager's experience in selecting small cap value stocks, and BNYM Investment Adviser's experience and reputation in selecting, evaluating and overseeing investment managers. Based on its consideration and review of the foregoing information, the Board concluded that these factors supported a decision to approve the New Sub-Advisory Agreement.

Costs of Services to be Provided and Profitability. The Board considered the proposed fee payable under the New Sub-Advisory Agreement, noting that the proposed fee would be paid by BNYM Investment Adviser and, thus, would not impact the fees paid by the Fund. The Board recognized that, because Denali's fee would be paid by BNYM Investment Adviser, and not the Fund, an analysis of profitability was more appropriate in the context of the Board's consideration of the Management Agreement and, therefore, the Board received and considered a profitability analysis of BNYM Investment Adviser and its affiliates with respect to the proposed addition of Denali as an additional sub-adviser for the Fund. The Board concluded that the proposed fee payable to Denali by BNYM Investment Adviser with respect to the assets to be allocated to Denali in its capacity as sub-adviser was reasonable and appropriate and BNYM Investment Adviser's profitability was not excessive in light of the nature, extent and quality of the services to be provided to the Fund by BNYM Investment Adviser and Denali under the New Sub-Advisory Agreement.

Economies of Scale to be Realized. The Board recognized that, because Denali's fee would be paid by BNYM Investment Adviser, and not the Fund, an analysis of economies of scale was more appropriate in the context of the Board's consideration of the Management Agreement. Accordingly, consideration of economies of scale with respect to Denali was not relevant to the Board's determination to approve the New Sub-Advisory Agreement.

The Board also considered whether there were any ancillary benefits that may accrue to Denali as a result of Denali's relationship with the Fund. The Board concluded that Denali may in the future direct Fund brokerage transactions to certain brokers to obtain research and other services. However, the Board noted that Denali was required to select brokers who met the Fund's requirements for seeking best execution, and that BNYM Investment Adviser would monitor and evaluate Denali's trade execution with respect to Fund brokerage transactions on a quarterly basis and would provide reports to the Board on these matters. The Board concluded that the benefits that were expected to accrue to Denali by virtue of its relationship with the Fund were reasonable.

In considering the materials and information described above, the Independent Directors received assistance from, and met separately with, their independent legal counsel, and were provided with a written description of their statutory responsibilities and the legal standards that are applicable to the approval of investment advisory and sub-investment advisory agreements.

After full consideration of the factors discussed above, with no single factor identified as being of paramount importance, the Board, including a majority of the Independent Directors, with the assistance of independent legal counsel, concluded that the approval of the New Sub-Advisory Agreement was in the best interests of the Fund, and approved the New Sub-Advisory Agreement for the Fund.

GENERAL INFORMATION

Other Fund Service Providers

BNY Mellon Securities Corporation ("BNYMSC"), a wholly-owned subsidiary of BNYM Investment Adviser, located at 240 Greenwich Street, New York, New York 10286, serves as distributor (i.e., principal underwriter) of the Fund's shares pursuant to a distribution agreement between the Company and BNYMSC.

The Bank of New York Mellon, an affiliate of BNYM Investment Adviser, located at 240 Greenwich Street, New York, New York 10286, serves as the Fund's custodian.

BNY Mellon Transfer, Inc., a wholly-owned subsidiary of BNYM Investment Adviser, located at 240 Greenwich Street, New York, New York 10286, serves as the Fund's transfer and dividend disbursing agent.

Payments to Affiliated Brokers

During the Fund's fiscal year ended November 30, 2022, the Fund did not pay any commissions to affiliated brokers.

Certain Beneficial Ownership

As of December 31, 2022, the Fund had 14,666,590.338 total shares of common stock issued and outstanding. Set forth below is information as to those shareholders known by the Company to own of record or beneficially 5% or more of the indicated class of the Fund's outstanding voting shares as of December 31, 2022.

Name and Address	Amount of Outstanding Shares Held	Percentage of Outstanding Shares of Class Held

Class A

Charles Schwab & Company, Inc. 211 Main Street San Francisco, CA 94105	12,837.787	20.0694%

Michael Alan Kaplan & Rosalind Kaplan Cherry Hill, NJ	11,584.554	19.9150%

Wells Fargo Clearing Services 2801 Market Street Saint Louis, MO 63103	9,215.897	15.8430%

Name and Address	Amount of Outstanding Shares Held	Percentage of Outstanding Shares of Class Held
American Enterprise Investment Services 707 Second Avenue Minneapolis, MN 63103	4,810.532	8.2698%
LPL Financial 4707 Executive Drive San Diego, CA 92121-3091	3,104.421	5.3368%

Class C

Raymond James Omnibus for Mutual Funds 880 Carillon Pkwy Saint Petersburg, FL 33716-11102	3,253.109	76.8022%

National Financial Services 499 Washington Boulevard Jersey City, NJ 07310	527.567	13.4941%

The Bank of New York Mellon 301 Bellevue Parkway Wilmington, DE 19809	411.015	9.7036%
Class I

Charles Schwab & Company, Inc. 211 Main Street San Francisco, CA 94105	187,879.881	25.4921%

National Financial Services LLC 499 Washington Boulevard Jersey City, NJ 07310	135,761.861	18.4206%

SEI Private Trust Company One Freedom Valley Drive Oaks, PA 19456	94,193.188	12.7804%

Pershing LLC P.O. Box 2052 Jersey City, NJ 07303	87,446.181	11.8649%

Name and Address	Amount of Outstanding Shares Held	Percentage of Outstanding Shares of Class Held
Reliance Trust P.O. Box 78446 Atlanta, GA 30357	41,455.931	5.6249%

Class Y

SEI Private Trust Company One Freedom Valley Drive Oaks, PA 19456	13,284,800.557	95.8044%

Under the 1940 Act, a shareholder that beneficially owns, directly or indirectly, more than 25% of the Fund's outstanding voting securities may be deemed a "control person" (as defined in the 1940 Act) of the Fund.

As of December 31, 2022, none of the Directors or officers of the Company owned any of the Fund's outstanding shares of common stock.

OTHER MATTERS

Under the proxy rules of the SEC, shareholder proposals meeting requirements contained in those rules may, under certain conditions, be included in the Fund's proxy materials for a particular meeting of shareholders. One of these conditions relates to the timely receipt by the Fund of any such proposal. Since the Fund does not have regular annual meetings of shareholders, under these rules, proposals submitted for inclusion in the proxy materials for a particular meeting must be received by the Fund a reasonable time before the solicitation of proxies for the meeting is made. The fact that the Fund receives a shareholder proposal in a timely manner does not ensure its inclusion in proxy materials since there are other requirements in the proxy rules relating to such inclusion.